As filed with the Securities and Exchange Commission on October 22, 2024

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Synbio International, Inc. (f/k/a Natural Harmony Foods, Inc.)
(Exact name of registrant as specified in its charter)

Florida	2834	04-3588066
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

30 N Gould St Ste 5835 Sheridan, Wyoming 82801
+1 (646) 359-4854

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Giacinto Claudio Solitario

Synbio International, Inc.

30 N Gould St Ste 5835

Sheridan, Wyoming 82801

+1 (646) 359-4854

(Names, address, including zip code and telephone number, including area code, of agent for service)

Copies to:
Jeff Turner JDT Legal 7533 S Center View Ct, #4291 West Jordan, Utah 84084 Telephone: (801) 810-4465 Facsimile: (888) 920-1297 Email: jeff@jdt-legal.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

i

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED OCTOBER 22, 2024

Preliminary Prospectus

Synbio International, Inc.

Up to 364,142,854 Shares of Common Stock

This prospectus relates to the resale by the selling stockholder(s) named in this prospectus of: (i) up to 277,777,775 shares of our common stock issuable upon the conversion of that certain convertible note in the principal amount of $555,555.55 that was issued on April 22, 2024 (the “Convertible Note”) in a private placement pursuant to the securities purchase agreement dated April 22, 2024 (the “Purchase Agreement”) among the Company and Quick Capital, LLC, (ii) 7,000,000 shares of our common stock issued as commitment shares (the “Commitment Shares”) upon the execution of the Purchase Agreement, and (iii) 79,365,079 shares of our common stock issuable upon exercise of that certain warrant (the “Warrant”) issued pursuant to the terms of the Purchase Agreement.

The shares of our common stock may be sold publicly or through private transactions by the selling stockholders at prevailing market prices or at negotiated prices at the times of sale. The shares of common stock may be offered by the selling stockholders to or through underwriters, dealers or other agents, directly to investors or through any other manner permitted by law, on a continued or delayed basis. We provide more information about how the selling stockholders may sell or otherwise dispose of the shares of common stock in the section entitled “Plan of Distribution” beginning on page 20 of this prospectus.

We are not selling any shares of common stock in this offering, and we will not receive any proceeds from the sale of shares by the selling stockholders. The registration of the securities covered by this prospectus does not necessarily mean that any of these securities will be offered or sold by the selling stockholders. The timing and amount of any sale is within the respective selling stockholders’ sole discretion, subject to certain restrictions. To the extent that any selling stockholder resells any securities, the selling stockholder may be required to provide you with this prospectus identifying and containing specific information about the selling stockholder and the terms of the securities being offered.

Our common stock is listed on OTC Markets under the symbol “NHYF”. On October 15, 2024, the closing price of our common stock was $0.0044.

We will bear all costs, expenses and fees in connection with the registration of the shares of common stock. The selling stockholders will bear all commissions and discounts, if any, attributable to their sales of the shares of common stock.

Our business and investment in our Common Stock involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 22, 2024.

PROSPECTUS SUMMARY

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes under the Financial Statements prior to making an investment decision.

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus before investing in our Common Stock, especially the risks and other information we discuss under the headings “Risk Factors”, our “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our financial statements and related notes beginning on page F-1. Our fiscal year end is December 31. We have included our unaudited financial statements for the six months ended June 30, 2024, and June 30, 2023, and our audited financial statements for the periods ended December 31, 2023, and December 31, 2022 in this prospectus. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Special Note Regarding Forward-Looking Statements” on page 3 of this Prospectus.

Except as otherwise required by the context, references in this prospectus to “we,” “our,” “us” refer to Synbio International, Inc.

This summary contains basic information about us and the offering. Because it is a summary, it does not contain all the information that you should consider before investing. You should read the entire prospectus carefully, including the risk factors and our financial statements and the related notes to those statements included in this prospectus.

We have not authorized anyone to provide you with different information and you must not rely on any unauthorized information or representation. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. This document may only be used where it is legal to sell these securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus, or any sale of our common stock. Our business, financial condition and results of operations may have changed since the date on the front of this prospectus. We urge you to carefully read this prospectus before deciding whether to invest in any of the common stock being offered.

Our Company

Natural Harmony Foods Inc (NHYF) aims to enhance patient outcomes and reduce healthcare costs by developing cutting-edge AI-powered methods to aid in the screening and/or diagnosis of medical conditions. These methods enable early, accurate screening, contributing to quicker and more effective treatment. NHYF also acknowledges the thriving nutraceutical market’s potential and plans to enter it for early revenue. The Company will benefit from the growing emphasis on natural approaches and the demand for dietary supplements that offer potential health benefits beyond basic nutrition. The demand for nutraceuticals continues to expand, creating a dynamic landscape for NHYF’s nutraceutical businesses to flourish.

The Company was organized under the corporate laws of the State of Florida as National Harmony Foods, Inc. on January 14, 2002. The company operated as an “S” Corporation in 2002 and 2003. In 2004 the “S” status was dropped, and the Company became a publicly traded company. The Company was engaged in the development and marketing of food products which combine meat and vegetable proteins to deliver superior taste and texture yet be significantly lower in fat and cholesterol than all-meat products.  On or around April 11, 2023, Synergy Management Group, LLC was appointed as Custodian of the Company pursuant to the Order of the Circuit Court of the 17th Judicial Circuit in and for Broward County, Florida (Case No. CACE22010961). On April 11, 2023, the Custodian appointed Benjamin Berry as the sole officer and director of the Company. On August 4, 2023, Synergy Management Group, LLC signed a purchase agreement with Giacinto Claudio Solitario to sell the controlling interest in the Company through two hundred (200) shares of Series A Preferred Stock and one (1) share of Series B Preferred Stock. On August 4, 2023, as part of the transaction Mr. Solitario was elected as Director, CEO, CFO, President and Secretary and Benjamin Berry resigned all positions with the Company.

We are governed by our sole officer and director Giacinto Claudio Solitario. Our principal office is located at 30 N. Gould St. Ste 5835 Sheridan, WY 82801.

We are filing this prospectus to register up to 364,142,854 shares of our common stock that may be offered and sold from time to time by the Selling Stockholder which are issuable Purchase Agreement, Note, and Warrant. The Selling Stockholder is not an affiliate of the Company.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to the Selling Stockholder.

Upon a declaration of effectiveness of this offering by the Securities and Exchange Commission (“SEC”), we anticipate filing a Form 8-A12G to become subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file quarterly and annual reports, as well as other information with the (“SEC”). Once filed, such reports and other information filed with the SEC will be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, and at various regional and district offices maintained by the SEC throughout the United States. Information about the operation of the SEC’s public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports and other information regarding us and other registrants that file electronic reports and information with the SEC.

April Convertible Note Offering

On April 22, 2024, we executed the Purchase Agreement with Quick Capital, LLC (the “Investor”). Pursuant to the terms and conditions of the Purchase Agreement, the Investor agreed to purchase (the “Financing”) from us an unsecured convertible note in the aggregate principal amount of up to $555,555.55 (the “Note”).

The Purchase Agreement contemplates funding of the investment across multiple tranches. At the first closing (the “Initial Closing”) a Note in the aggregate principal amount of $55,555.55 was issued upon the satisfaction of certain customary closing conditions in exchange for aggregate gross proceeds of $50,000, representing an original issue discount of 10%. On such date (the “Initial Closing Date”), we also issued the Investor 7,000,000 shares of common stock as commitment shares (the “Commitment Shares”).

Description of the Convertible Notes

General. The Notes will mature 9 months from their respective issuance date (the “Maturity Date”), unless earlier converted.

Ranking. The Notes are secured by shares of our Series A Preferred stock held by our CEO, but are equal in right of payment with all of our other indebtedness and other indebtedness of any of our subsidiaries.

Interest. The Notes accrue interest at rate of 12% per annum. The interest rate of the Notes will automatically increase to 24% per annum (the “Default Rate”) upon the occurrence and continuance of an event of default (See “Events of Default” below).

Conversion Rights.

Conversion at Option of Investor. The Investor may convert all, or any part, of the outstanding Notes, at any time at such holder’s option, into shares of our common stock at a “Conversion Price” of $0.002 per share, or 70% of the average of the two lowest trading prices for the Common Stock during the twenty (20) trading day period ending on the latest complete trading day prior to the conversion date.

With limited exceptions, if we at any time while a Note is outstanding, issues any common stock or securities entitling any person or entity to acquire shares of common stock (upon conversion, exercise or otherwise), at an effective price per share less than the Conversion Price then the Conversion Price shall be reduced to the same price as the new investment.

Limitations on Conversion. A holder shall not have the right to convert any portion of a Note to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of 4.99%, or the “Maximum Percentage”, of shares of our common stock outstanding immediately after giving effect to such conversion.

Events of Default. The Notes contain standard and customary events of defaults (each, an “Event of Default”), including but not limited: (i) failure to pay to the holder any amounts when due; ii) the failure to timely file or make effective the Registration Statement (as described below) pursuant to the Registration Rights Agreement, (iii) the failure to obtain Shareholder Approval (as described below), and (iv) bankruptcy or insolvency of the Company.

Fundamental Transaction. The Notes prohibit the Company from entering specified fundamental transactions (including, without limitation, mergers, business combinations and similar transactions) unless we (or our successor) assumes in writing all of the obligations under the Notes and the other transaction documents in the Financing. In addition, if such event occurs then the holder of the Note shall have the right to (i) be repaid the full amount owed under the Note and (ii) receive upon conversion of all or any portion of the Note such stock, securities or assets which the holder would have been entitled to receive in such transaction had the Note been converted immediately prior to such transaction (without regard to any limitations on conversion set forth herein).

Registration Rights

On April 22, 2024, the parties entered into a registration rights agreement (the “Registration Rights Agreement”), which grants the Investor certain customary registration rights with respect to the shares of common stock underlying the Notes. In accordance with the terms and conditions of the Registration Rights Agreement, we were required to prepare and file with the SEC a registration statement on Form S-1 (the “Registration Statement”) registering the resale of the common stock underlying all of the Notes within 30 days and to have such registration statement effective as soon as practicable after the execution of the Registration Rights Agreement. The registration statement of which this prospectus forms a part has been filed in connection with our obligations under the Registration Rights Agreement.

Corporate Information

Our executive offices are located at 30 N Gould St Ste 5835, Sheridan, WY 82801. Our telephone number is (646) 359-4854 and our principal website address is located at http://www.nhyf.net/. The information on our website is not incorporated by reference in and is not deemed a part of this prospectus.

Implications of Being a Smaller Reporting Company

We are a smaller reporting company as defined in the Exchange Act. We may take advantage of certain of the scaled disclosures available to smaller reporting companies including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company for so long as (1) the market value of common stock held by non-affiliates is less than $250 million as of the last business day of the second fiscal quarter, or (2) our annual revenues in our most recent fiscal year completed before the last business day of our second fiscal quarter are less than $100 million and the market value of common stock held by non-affiliates is less than $700 million as of the last business day of the second fiscal quarter.

THE OFFERING

Securities offered by the Selling Stockholder(s):

Up to 364,142,854 shares of our common stock issuable upon the conversion of the Convertible Notes that were issued on April 22, 2024 pursuant to the Purchase Agreement, (ii) 7,000,000 shares of our common stock issued as commitment shares (the “Commitment Shares”) upon the execution of the Purchase Agreement, and (iii) 79,365,079 shares of our common stock issuable upon exercise of the Warrant, all in connection with the Purchase Agreement entered into by and among the Company and Quick Capital, LLC.

Common stock outstanding prior to the conversion of any Convertible Notes:	316,496,511 shares of common stock. Does not include shares underlying our preferred stock.

Common stock outstanding assuming the conversion of all Convertible Notes:	680,639,365 shares of common stock (assumes the conversion of the Convertible Note and full exercise of the Warrant).

Use of proceeds:	We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

Risk factors:

Investing in our securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 3 before deciding to invest in our securities.

Trading symbol:	Our common stock is traded on OTC Markets under the symbol “NHYF.”

RISK FACTORS

The purchase of the Company’s Common Stock involves substantial risks. You should carefully consider the following risk factors in addition to any other risks associated with this investment. The Shares offered by the Company constitute a highly speculative investment and you should be in an economic position to lose your entire investment. The risks listed do not necessarily comprise all those associated with an investment in the Shares and are not set out in any particular order of priority. Additional risks and uncertainties may also have an adverse effect on the Company’s business and your investment in the Shares. An investment in the Company may not be suitable for all recipients of this Offering Circular. You are advised to consult an independent professional adviser or attorney who specializes in investments of this kind before making any decision to invest. You should consider carefully whether an investment in the Company is suitable in the light of your personal circumstances and the financial resources available to you.

The discussions and information in this Offering Circular may contain both historical and forward- looking statements. To the extent that the Offering Circular contains forward-looking statements regarding the financial condition, operating results, business prospects, or any other aspect of the Company’s business, please be advised that the Company’s actual financial condition, operating results, and business performance may differ materially from that projected or estimated by the Company in forward-looking statements. The Company has attempted to identify, in context, certain of the factors it currently believes may cause actual future experience and results may differ from the Company’s current expectations.

Before investing, you should carefully read and carefully consider the following risk factors:

Risks Related to the Company and Its Business

We have a limited operating history.

Our operating history is limited. There can be no assurance that our proposed plan of business can be realized in the manner contemplated and, if it cannot be, shareholders may lose all or a substantial part of their investment. There is no guarantee that we will ever realize any significant operating revenues or that our operations will ever be profitable.

We are dependent upon management, key personnel, and consultants to execute our business plan.

Our success is heavily dependent upon the continued active participation of our current management team. Loss of any one of them could have a material adverse effect upon our business, financial condition, or results of operations. Further, our success and the achievement of our growth plans depends on our ability to recruit, hire, train, and retain other highly qualified technical and managerial personnel. Competition for qualified employees among companies in our industry, and the loss of any of such persons, or an inability to attract, retain, and motivate any additional highly skilled employees required for the expansion of our activities, could have a materially adverse effect on our business. If we are unable to attract and retain the necessary personnel, consultants, and advisors, it could have a material adverse effect on our business, financial condition, or operations.

Although we are dependent upon certain key personnel, we do not have any key man life insurance policies on any such people.

We are dependent upon management in order to conduct our operations and execute our business plan; however, we have not purchased any insurance policies with respect to those individuals in the event of their death or disability. Therefore, should any of those key personnel, management, or founders die or become disabled, we will not receive any compensation that would assist with any such person’s absence. The loss of any such person could negatively affect our business and operations.

We are subject to income taxes as well as non-income-based taxes, such as payroll, sales, use, value-added, net worth, property, and goods and services taxes.

Significant judgment is required in determining our provision for income taxes and other tax liabilities. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe that our tax estimates will be reasonable: (i) there is no assurance that the final determination of tax audits or tax disputes will not be different from what is reflected in our income tax provisions, expense amounts for non-income based taxes and accruals and (ii) any material differences could have an adverse effect on our financial position and results of operations in the period or periods for which determination is made.

Changes in employment laws or regulation could harm our performance.

Various federal and state labor laws govern the Company’s relationship with our employees and affect operating costs, including labor laws of non-USA jurisdictions, specifically Canadian federal and provincial statutes. These laws may include minimum wage requirements, overtime pay, healthcare reform and the implementation of various federal and state healthcare laws, unemployment tax rates, workers’ compensation rates, citizenship requirements, union membership and sales taxes. A number of factors could adversely affect our operating results, including additional government-imposed increases in minimum wages, overtime pay, paid leaves of absence and mandated health benefits, mandated training for employees, changing regulations from the National Labor Relations Board and increased employee litigation including claims relating to the Fair Labor Standards Act.

Our bank accounts will not be fully insured.

The Company’s regular bank accounts and the escrow account for this Offering each have federal insurance that is limited to a certain amount of coverage. It is anticipated that the account balances in each account may exceed those limits at times. In the event that any of the Company’s banks should fail, we may not be able to recover all amounts deposited in these bank accounts.

Our business plan is speculative.

Our present business and planned business are speculative and subject to numerous risks and uncertainties. There is no assurance that the Company will generate significant revenues or profits.

The Company will likely incur debt.

The Company has incurred debt in the past and expects to incur future debt in order to fund operations. Complying with obligations under such indebtedness may have a material adverse effect on the Company and on your investment.

Our expenses could increase without a corresponding increase in revenues.

Our operating and other expenses could increase without a corresponding increase in revenues, which could have a material adverse effect on our financial results and on your investment. Factors which could increase operating and other expenses include, but are not limited to (1) increases in the rate of inflation, (2) increases in taxes and other statutory charges, (3) changes in laws, regulations or government policies which increase the costs of compliance with such laws, regulations or policies, (4) significant increases in insurance premiums, and (5) increases in borrowing costs.

We may be unable to maintain or enhance our product image.

It is important that we maintain and enhance the image of our existing and new products. The image and reputation of the Company’s products may be impacted for various reasons, including litigation. Such concerns, even when unsubstantiated, could be harmful to the Company’s image and the reputation of its products. From time to time, the Company may receive complaints from customers regarding products purchased from the Company. The Company may in the future receive correspondence from customers requesting reimbursement. Certain dissatisfied customers may threaten legal action against the Company if no reimbursement is made. The Company may become subject to product liability lawsuits from customers alleging injury because of a purported defect in products sold by the Company, claiming substantial damages and demanding payments from the Company. The Company is in the chain of title when it manufactures, supplies or distributes products, and therefore is subject to the risk of being held legally responsible for them. These claims may not be covered by the Company’s insurance policies. Any resulting litigation could be costly for the Company, divert management attention, and could result in increased costs of doing business, or otherwise have a material adverse effect on the Company’s business, results of operations, and financial condition. Any negative publicity generated as a result of customer complaints about the Company’s products could damage the Company’s reputation and diminish the value of the Company’s brand, which could have a material adverse effect on the Company’s business, results of operations, and financial condition, as well as your investment. Deterioration in the Company’s brand equity (brand image, reputation and product quality) may have a material adverse effect on its financial results as well as your investment.

If we are unable to protect our Intellectual Property effectively, we may be unable to operate our business.

Our success will depend on our ability to obtain and maintain meaningful Intellectual Property Protection for any such Intellectual Property. The names and/or logos of Company brands (whether owned by the Company or licensed to us) may be challenged by holders of trademarks who file opposition notices, or otherwise contest trademark applications by the Company for its brands. Similarly, domains owned and used by the Company may be challenged by others who contest the ability of the Company to use the domain name or URL. Such challenges could have a material adverse effect on the Company’s financial results as well as your investment.

Changes in the economy could have a detrimental impact on the Company.

Changes in the general economic climate could have a detrimental impact on consumer expenditure and therefore on the Company’s revenue. It is possible that recessionary pressures and other economic factors (such as declining incomes, future potential rising interest rates, higher unemployment and tax increases) may adversely affect customers’ confidence and willingness to spend. Any of such events or occurrences could have a material adverse effect on the Company’s financial results and on your investment.

Additional financing may be necessary for the implementation of our growth strategy.

The Company may require additional debt and/or equity financing to pursue our growth and business strategies. These include but are not limited to enhancing our operating infrastructure and otherwise respond to competitive pressures. Given our limited operating history and existing losses, there can be no assurance that additional financing will be available, or, if available, that the terms will be acceptable to us. Lack of additional funding could force us to curtail substantially our growth plans. Furthermore, the issuance by us of any additional securities pursuant to any future fundraising activities undertaken by us would dilute the ownership of existing shareholders and may reduce the price of our Shares.

Our operations may not be profitable.

The Company may not be able to generate significant revenues in the future. In addition, we expect to incur substantial operating expenses in order to fund the expansion of our business. As a result, we may experience substantial negative cash flow for at least the foreseeable future and cannot predict when, or even if, the Company might become profitable.

We may be unable to manage our growth or implement our expansion strategy.

We may not be able to expand the Company’s product and service offerings, the Company’s markets, or implement the other features of our business strategy at the rate or to the extent presently planned. The Company’s projected growth will place a significant strain on our administrative, operational and financial resources. If we are unable to successfully manage our future growth, establish and continue to upgrade our operating and financial control systems, recruit and hire necessary personnel or effectively manage unexpected expansion difficulties, our financial condition and results of operations could be materially and adversely affected.

Our business model is evolving.

Our business model is unproven and is likely to continue to evolve. Accordingly, our initial business model may not be successful and may need to be changed. Our ability to generate significant revenues will depend, in large part, on our ability to successfully market our products to potential users who may not be convinced of the need for our products and services or who may be reluctant to rely upon third parties to develop and provide these products. We intend to continue to develop our business model as the Company’s market continues to evolve.

Our business is subject to data security risks, including security breaches.

Our products employ technologies that are subject to various data security risks including security breaches and hacking, and we cannot guarantee that our products may not be negatively affected by these risks causing them to suffer damages. We use wireless data carrier providers to transmit data and information of all kinds, and those wireless providers may suffer security breaches that release our confidential information. The occurrence of the foregoing may damage our brand and increase our costs. Any of these events or circumstances could materially adversely affect our business, financial condition, and results of operations.

Technology changes rapidly in our business, and if we fail to anticipate new technologies, the quality, timeliness, and competitiveness of our products may suffer.

Rapid technology changes require us to anticipate which technologies and/or distribution platforms our products must take advantage of in order to make them competitive in the market at the time they are released. Therefore, we usually start our product development with a range of technical development goals that we hope to be able to achieve. If we cannot achieve our technology goals within the original development schedule of our products, this may impact the manner in which users experience our product, which in turn could impact recurring revenue. It may also provide an opportunity for competitors to catch up to us.

Information technology system failures or breaches of our network security could interrupt our operations and adversely affect our business.

We will rely on our computer systems and network infrastructure across our operations. Our operations depend upon our ability to protect our computer equipment and systems against damage from physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external security breaches, viruses, worms and other disruptive problems. Any damage or failure of our computer systems or network infrastructure that causes an interruption in our operations could have a material adverse effect on our business and subject us to litigation or actions by regulatory authorities. Although we employ both internal resources and external consultants to conduct auditing and testing for weaknesses in our systems, controls, firewalls and encryption and intend to maintain and upgrade our security technology and operational procedures to prevent such damage, breaches or other disruptive problems, there can be no assurance that these security measures will be successful.

Evolving and changing definitions of what constitutes “Personal Information” and “Personal Data” within the EU, the United States and elsewhere, may limit or inhibit our ability to operate or expand our business, including limiting technology alliance partners that may involve the sharing of data.

If we are perceived to cause, or are otherwise unfavorably associated with, violations of privacy or data security requirements, it may subject us or our customers to public criticism, financial penalties and potential legal liability. Existing and potential privacy laws and regulations concerning privacy and data security and increasing sensitivity of consumers to unauthorized processing of personal data may create negative public reactions to technologies, products and services such as ours. Public concerns regarding personal data processing, privacy and security may cause some of our customers’ end users to be less likely to visit their venues or platforms, or otherwise interact with them. If enough end users choose not to visit our customers’ venues of platforms, or otherwise interact with them, our customers could stop using our platform. This, in turn, may reduce the value of our service, and slow or eliminate the growth of our business, or cause our business to contract.

Around the world, there are numerous lawsuits in process against various technology companies that process personal information and personal data. If those lawsuits are successful, it could increase the likelihood that our company may be exposed to liability for our own policies and practices concerning the processing of personal data and could hurt our business. Additionally, concerns about security or privacy may result in the adoption of new legislation that restricts the implementation of technologies like ours or require us to make modifications to our existing services and technology, which could significantly limit the adoption and deployment of our technologies or result in significant expense.

The Company Needs to Increase Brand Awareness

Due to a variety of factors, our opportunity to achieve and maintain a significant market share may be limited. Developing and maintaining awareness of the Company’s brand name, among other factors, is critical. Further, the importance of brand recognition will increase as competition in the Company’s market increases. Successfully promoting and positioning our brand, products and services will depend largely on the effectiveness of our marketing efforts. Therefore, we may need to increase the Company’s financial commitment to create and maintain brand awareness. If we fail to successfully promote our brand name or if the Company incurs significant expenses promoting and maintaining our brand name, it will have a material adverse effect on the Company’s results of operations.

Our employees may engage in misconduct or improper activities.

The Company, like any business, is exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with laws or regulations, provide accurate information to regulators, comply with applicable standards, report financial information or data accurately or disclose unauthorized activities to the Company. In particular, sales, marketing and business arrangements are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve improper or illegal activities which could result in regulatory sanctions and serious harm to our reputation.

Limitation on director liability.

The Company may provide for the indemnification of directors to the fullest extent permitted by law and, to the extent permitted by such law, eliminate or limit the personal liability of directors to the Company and its shareholders for monetary damages for certain breaches of fiduciary duty. Such indemnification may be available for liabilities arising in connection with this Offering.

We have identified material weaknesses in our internal control over financial reporting (ICFR), and if we fail to establish and maintain effective ICFR, our ability to accurately report our financial results could be adversely affected.

We have identified material weaknesses in our internal control over financial reporting, which could impact the accuracy and reliability of our financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

If we are unable to establish and maintain effective internal control over financial reporting, it could result in errors in our financial statements, cause us to fail to meet our reporting obligations, or adversely affect investor confidence in our company and the market price of our common stock. Furthermore, if we are unable to remedy these material weaknesses, we may be unable to assert that our internal control over financial reporting is effective, which could lead to regulatory penalties and increased costs related to audits and other compliance activities.

Substantial Doubt About Our Ability to Continue as a Going Concern

We have incurred significant operating losses since our inception and anticipate that we will continue to incur losses in the near future. As a result, our independent registered public accounting firm has expressed substantial doubt regarding our ability to continue as a going concern in its report on our financial statements for the most recent fiscal year. This raises substantial doubt about our ability to meet our financial obligations as they come due and may result in difficulties in obtaining additional financing on terms favorable to us, if at all. If we are unable to raise sufficient capital or generate cash flows from operations to meet our obligations, we may be required to significantly curtail or cease our operations, which could have a material adverse effect on our business, financial condition, results of operations, and prospects. Any uncertainty regarding our ability to continue as a going concern could also materially and adversely affect our stock price and investor confidence.  Please see Note 3 of the financial statements relating to Going Concern and the risk mitigation strategy adopted by the Company.

Risks Related to this Offering and Investment

We may undertake additional equity or debt financing that would dilute the shares in this offering.

The Company may undertake further equity or debt financing, which may be dilutive to existing shareholders, including you, or result in an issuance of securities whose rights, preferences and privileges are senior to those of existing shareholders, including you, and also reducing the value of Shares subscribed for under this Offering.

An investment in the Shares is speculative and there can be no assurance of any return on any such investment.

An investment in the Company’s Shares is speculative, and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in the Company, including the risk of losing their entire investment.

We have not paid dividends in the past and do not expect to pay dividends in the future, so any return on investment may be limited to the value of our shares.

We have never paid cash dividends on our Shares and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our Shares will depend on earnings, financial condition and other business and economic factors affecting it at such time that management may consider relevant. If we do not pay dividends, our Shares may be less valuable because a return on your investment will only occur if its stock price appreciates.

We may not be able to obtain additional financing.

We may require additional funds to continue and grow our business. We may not be able to obtain additional financing as needed, on acceptable terms, or at all, which would force us to delay our plans for growth and implementation of our strategy which could seriously harm our business, financial condition and results of operations. If we need additional funds, we may seek to obtain them primarily through additional equity or debt financings. Those additional financings could result in dilution to our current shareholders and to you if you invest in this Offering.

The offering price has been already determined.

The offering price of the Shares has been already established by us based upon the Securities Purchase Agreement . However, the offering price of the Shares may not be indicative of the value of the Shares or the Company, now or in the future.

An investment in our Shares could result in a loss of your entire investment.

An investment in the Company’s Shares offered in this Offering involves a high degree of risk and you should not purchase the Shares if you cannot afford the loss of your entire investment. You may not be able to liquidate your investment for any reason in the near future.

There is no assurance that we will be able to pay dividends to our Shareholders.

While we may choose to pay dividends at some point in the future to our shareholders, there can be no assurance that cash flow and profits will allow such distributions to ever be made.

Sales of a substantial number of shares of our stock may cause the price of our stock to decline.

If our shareholders sell substantial amounts of our Shares in the public market, Shares sold may cause the price to decrease below the current offering price. These sales may also make it more difficult for us to sell equity or equity related securities at a time and price that we deem reasonable or appropriate.

We have made assumptions in our projections and in Forward-Looking Statements that may not be accurate.

The discussions and information in this Offering Circular may contain both historical and “forward- looking statements” which can be identified by the use of forward-looking terminology including the terms “believes,” “anticipates,” “continues,” “expects,” “intends,” “may,” “will,” “would,” “should,” or, in each case, their negative or other variations or comparable terminology. You should not place undue reliance on forward-looking statements. These forward-looking statements include matters that are not historical facts. Forward-looking statements involve risk and uncertainty because they relate to future events and circumstances. Forward-looking statements contained in this Offering Circular, based on past trends or activities, should not be taken as a representation that such trends or activities will continue in the future. To the extent that the Offering Circular contains forward-looking statements regarding the financial condition, operating results, business prospects, or any other aspect of our business, please be advised that our actual financial condition, operating results, and business performance may differ materially from that projected or estimated by us. We have attempted to identify, in context, certain of the factors we currently believe may cause actual future experience and results to differ from our current expectations. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, lack of market acceptance, reduction of consumer demand, unexpected costs and operating deficits, lower sales and revenues than forecast, default on leases or other indebtedness, loss of suppliers, loss of supply, loss of distribution and service contracts, price increases for capital, supplies and materials, inadequate capital, inability to raise capital or financing, failure to obtain customers, loss of customers, the risk of litigation and administrative proceedings involving the Company or its employees, loss of government licenses and permits or failure to obtain them, higher than anticipated labor costs, the possible acquisition of new businesses or products that result in operating losses or that do not perform as anticipated, resulting in unanticipated losses, the possible fluctuation and volatility of the Company’s operating results and financial condition, adverse publicity and news coverage, inability to carry out marketing and sales plans, loss of key executives, changes in interest rates, inflationary factors, and other specific risks that may be referred to in this Offering Circular or in other reports issued by us or by third-party publishers.

You should be aware of the long-term nature of this investment.

Because the Shares have not been registered under the Securities Act or under the securities laws of any state or non-United States jurisdiction, the Shares may have certain transfer restrictions. It is not currently contemplated that registration under the Securities Act or other securities laws will be effected. Limitations on the transfer of the Shares may also adversely affect the price that you might be able to obtain for the Shares in a private sale. You should be aware of the long-term nature of your investment in the Company. You will be required to represent that you are purchasing the Securities for your own account, for investment purposes and not with a view to resale or distribution thereof.

The Shares in this Offering have no protective provisions.

The Shares in this Offering have no protective provisions. As such, you will not be afforded protection by any provision of the Shares or as a Shareholder in the event of a transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving the Company. If there is a ‘liquidation event’ or ‘change of control’ the Shares being offered do not provide you with any protection. In addition, there are no provisions attached to the Shares in the Offering that would permit you to require the Company to repurchase the Shares in the event of a takeover, recapitalization or similar transaction.

You will not have significant influence on the management of the Company.

Substantially all decisions with respect to the management of the Company will be made exclusively by the officers, directors, managers or employees of the Company. You will have a very limited ability, if at all, to vote on issues of Company management and will not have the right or power to take part in the management of the Company and will not be represented on the board of directors or by managers of the Company. Accordingly, no person should purchase Shares unless he or she is willing to entrust all aspects of management to the Company.

There is no guarantee of any return on your investment.

There is no assurance that you will realize a return on your investment or that you will not lose your entire investment. For this reason, you should read this Offering Circular and all exhibits and referenced materials carefully and should consult with your own attorney and business advisor prior to making any investment decision.

Our Subscription Agreement identifies the state of Florida for purposes of governing law.

The Company’s Subscription Agreement for shares issued under this Offering contains a choice of law provision stating, “all questions concerning the construction, validity, enforcement and interpretation of the Offering Circular, including, without limitation, this Subscription Agreement, shall be governed by and construed and enforced in accordance with the laws of the State of Florida.” As such, excepting matters arising under federal securities laws, any disputes arising between the Company and shareholders acquiring shares under this offering shall be determined in accordance with the laws of the state of Florida. Furthermore, the Subscription Agreement establishes the state and federal courts located in Florida as having jurisdiction over matters arising between the Company and shareholders.

These provisions may discourage shareholder lawsuits or limit shareholders’ ability to obtain a favorable judicial forum in disputes with the Company and its directors, officers, or other employees.

IN ADDITION TO THE RISKS LISTED ABOVE, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY THE MANAGEMENT. IT IS NOT POSSIBLE TO FORESEE ALL RISKS THAT MAY AFFECT THE COMPANY. MOREOVER, THE COMPANY CANNOT PREDICT WHETHER THE COMPANY WILL SUCCESSFULLY EFFECTUATE THE COMPANY’S CURRENT BUSINESS PLAN. EACH PROSPECTIVE PURCHASER IS ENCOURAGED TO CAREFULLY ANALYZE THE RISKS AND MERITS OF AN INVESTMENT IN THE SECURITIES AND SHOULD TAKE INTO CONSIDERATION WHEN MAKING SUCH ANALYSIS, AMONG OTHER FACTORS, THE RISK FACTORS DISCUSSED ABOVE.

Cautionary Note

We have sought to identify what we believe to be the most significant risks to our business, but we cannot predict whether, or to what extent, any of such risks may be realized nor can we guarantee that we have identified all possible risks that might arise. Investors should carefully consider all of such risk factors before making an investment decision with respect to our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•the attraction and retention of qualified directors, officers, employees and key personnel;

•our ability to compete effectively in a highly competitive market;

•our ability to protect and enhance our corporate reputation and brand;

•the impact from future regulatory, judicial, and legislative changes in our industry;

•that we may face potential liability related to the privacy of health information it obtain under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”);

•our ability to forecast and maintain an adequate rate of revenue growth and appropriately plan our expenses;

•the risks associated with competing with larger companies that have greater financial resources and established relationships with major corporate customers;

•the possibility that we may be adversely affected by other economic, business, regulatory, and/or competitive factors;

•the evolution of the markets in which we compete, including ecommerce;

•our ability to anticipate and respond to changing consumer preferences and trends;

•our ability to implement our existing strategic initiatives and continue to innovate our existing products;

•the risk that we may not be able to execute our growth strategies and the timing of expected business milestones; and

•the risk that we may not be able to recognize revenue for our products and services or secure additional contracts that generate revenue.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” above. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. We do not intend to update or otherwise revise the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

The selling stockholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such selling stockholders in disposing of their securities, and we will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, and fees and expenses of our counsel and our independent registered public accountants.

DIVIDEND POLICY

We have never declared or paid any cash dividends on shares of our common stock. Any future determination related to our dividend policy will be made at the discretion of our Board after considering our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Florida law affecting the payment of dividends and distributions to stockholders and any other factors or considerations our Board deems relevant. It is the present intention of our Board to retain all available funds and future earnings, if any, to fund the development and growth of our business operations and, accordingly, our Board does not anticipate declaring or paying any cash dividends in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties, and assumptions. Actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from any such forward-looking statements. Please also see “Forward-Looking Statements.” In this section, unless otherwise indicated or the context otherwise requires, references in this section to “Synbio International, Inc.,” “Natural Harmony Foods, Inc.,” “NHYF,” the “Company,” “we,” “us,” “our” and other similar terms refer to Synbio International, Inc. and any consolidated subsidiaries.

Overview

We aim to enhance patient outcomes and reduce healthcare costs by developing cutting-edge AI-powered methods to aid in the early screening or diagnosis of medical conditions. These methods enable quicker and more effective treatment. We also acknowledge the potential of the thriving nutraceutical market and have plans to enter it for early revenue. The Company will benefit from the growing emphasis on natural approaches and the demand for dietary supplements that offer potential health benefits beyond basic nutrition. The demand for nutraceuticals continues to expand, creating a dynamic landscape for our nutraceutical businesses to flourish.

Financing

We are currently funding our business capital requirements through sales of our common stock and debt arrangements. While we intend to seek additional funding, if revenue increases to a point where we are able to sustain ourselves and increase our budget to match our growth needs, we may significantly reduce the amount of investment capital we seek. The amount of funds raised, and revenue generated, if any, will determine how aggressively we can grow and what additional projects we will be able to undertake. No assurance can be given that we will be able to raise additional capital when needed or at all, or that such capital, if available, will be on terms acceptable to us. If we are unable to, or do not raise additional capital in the near future or if our revenue does not begin to grow as we expect, we will have to curtail our spending and downsize our operations.

Results of Operations for the Six Months Ended June 30, 2024

Overview. The following table sets forth our selected financial data for the periods indicated below and the percentage dollar increase (decrease) of such items from period to period:

	Six Months Ended
	June 30,	June 30,	%
	2024	2023	Incr/(Decr)
Revenue	$0	$0	0%
Cost of sales	0	0	0%
Gross profit	0	0

Expenses
General and administrative	46,315	0	100%
Management Fees, related party	75,000	0	100%
Other expenses	52,543	0	100%
Total operating expenses	173,858	0
Loss from operations	(173,858)	(0)

Revenues. The Company is currently pre-revenue and, thus, did not generate any revenues for the periods ended June 30, 2024, and 2023.

Cost of sales. Cost of sales for the six months ended June 30, 2024, and 2023, remained at zero as the Company has not commenced production of its nutraceutical products.

General and administrative expenses. General and administrative expenses for the six months ended June 30, 2024, and 2023, were $46,315 and $nil, respectively. The increase between periods was primarily due to an increase in pre-revenue operations.

Management Fees, Related Party Expense. Management fees and related party expenses for the six months ended June 30, 2024, and 2023, were $75,000 and $nil, respectively. This change reflects an increase in accrued consultancy and other expenses incurred by our CEO in the management and operation of the Company.

Results of Operations for the Year Ended December 31, 2023

The following table sets forth our selected financial data for the periods indicated below:

	Twelve Months Ended
	December 31,	December 31,	%
	2023	2022	Incr/(Decr)
Revenue	$0	$0	0%
Cost of sales	0	0	0%
Gross profit	0	0

Expenses
Professional Fees	75,000	0	100%
General and administrative	246,099	0	100%
Management Fees, related party	150,000	0	100%
Total operating expenses	471,099	0
Loss from operations	(471,099)	(0)

Year ended December 31, 2023 compared to the year ended December 31, 2022

Revenues. The Company is currently pre-revenue and, thus, did not generate any revenues for the periods ended December 31, 2023, and 2022.

Cost of sales. Cost of sales for the twelve months ended December 31, 2023, and 2022, remained at zero as the Company has not commenced production of its nutraceutical products.

Professional Fees. Professional fees for the twelve months ended December 31, 2023, and 2022, were $75,000 and $nil, respectively. The increase between periods was primarily due to an increase in legal, accounting, and audit fees associated with the transfer of corporate control to Mr. Solitario and completing a two-year audit of our corporate financials.

General and administrative expenses. General and administrative expenses for the twelve months ended December 31, 2023, and 2022, were $246,099 and $nil, respectively. The increase between periods was primarily due to an increase in pre-revenue operations.

Management Fees, Related Party Expense. Management fees and related party expenses for the twelve months ended December 31, 2023, and 2022, were $150,000 and $nil, respectively. This change reflects an increase in accrued consultancy and other expenses incurred by our CEO in the management and operation of the Company.

Liquidity, Going Concern and Capital

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

For the six-month period ended June 30, 2024 the Company generated an operating loss of $173,858. In addition, the Company has an accumulated deficit of $3,094,165. The Company’s activities were primarily financed through private placements of equity securities and issuance of debt. The Company intends to raise additional capital through the issuance of debt and/or equity securities to fund its operations, although it has no commitments for such capital and there is no assurance that it will be successful in raising any additional capital. The Company is reliant on future fundraising to finance operations in the near future. If the Company fails to raise additional capital in the near future, it will be required to curtail or cease its operations. In light of these matters, there is substantial doubt that the Company will be able to continue as a going concern for a period of 12 months from the issuance date of these financial statements.

Management is preparing to introduce new nutraceutical products while it continues to develop its diagnostic AI technology. While management believes in the viability of its strategy to increase revenues and in its ability to raise additional funds, there can be no assurances to that effect. Management’s ability to continue as a going concern is ultimately dependent upon its ability to continually increase the Company’s customer base and realize increased revenues from signed contracts. The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The primary factors that influence our liquidity include, but are not limited to, the amount and timing of our equity and debt raises, revenues, cash collections from our clients, capital expenditures, and investments in research and development.

The following table summarizes the impact of operating, investing and financing activities on our cash flows for the six-month periods ended June 30, 2024 and 2023 related to our operations:

	Six Months Ended June 30
	2024	2023
Net cash used in operating activities	$(143,296)	$0
Net cash used in investing activities	0	0
Net cash provided by financing activities	146,920	0
Net change in cash	3,624	0
Cash and cash equivalents at beginning of the period	100	0
Cash and cash equivalents at end of the period	$3,724	$0

Operating Activities: Net cash used by operating activities of $143,296 for six-month period ended June 30, 2024 was $143,296 more than the $nil cash used by operations for the six-month period ended June 30, 2023. The increase in cash utilized by operating activities was primarily attributable to an increase in accounts payable and accrued liabilities as a result of accounting for derivative liabilities. Future spending on operating activities is expected to be funded by the sale of and issuance of additional shares of common stock.

Financing Activities: Net cash provided by financing activities of 146,920 and $nil for the six-month period ended June 30, 2024 and 2023, respectively. The cash increase was obtained through the net issuance of debt less payments for 2024.

BUSINESS

Our Company

The Company was organized under the corporate laws of the State of Florida as National Harmony Foods, Inc. on January 14, 2002. The company operated as an “S” Corporation in 2002 and 2003. In 2004 the “S” status was dropped, and the Company became a publicly traded company. The Company was engaged in the development and marketing of food products which combine meat and vegetable proteins to deliver superior taste and texture yet be significantly lower in fat and cholesterol than all-meat products.

Currently, Natural Harmony Foods Inc (NHYF) aims to enhance patient outcomes and reduce healthcare costs by developing cutting-edge AI-powered methods to aid in the diagnosis of medical conditions. These methods enable early, accurate screening, contributing to quicker and more effective treatment. NHYF also acknowledges the thriving nutraceutical market’s potential and plans to enter it for early revenue. The Company will benefit from the growing emphasis on natural approaches and the demand for dietary supplements that offer potential health benefits beyond basic nutrition. The demand for nutraceuticals continues to expand, creating a dynamic landscape for NHYF’s nutraceutical businesses to flourish.

NHYF’s vision extends beyond AI, encompassing innovative nutraceutical solutions. The company is poised to launch an anti-anxiety product - the first of its nutritional supplements that can be added to medical protocols for the longterm management of anxiety. The market for nutraceuticals in the USA has been experiencing robust growth, driven by increasing consumer awareness of the link between diet, health, and wellness.

Operational Overview

The Company has two operating divisions:

1.Clinical Division: The development of AI-based screening medical technology products; and

2.Non-clinical Division: Direct-to-consumer sales and marketing innovative nutraceutical products.

1.Clinical Division: Development of AI-based screening medical technology products.

Artificial intelligence-powered medical technology holds immense potential to revolutionize healthcare in numerous ways.  By leveraging machine learning algorithms, AI can analyze vast amounts of medical data, from patient records to medical images and by identifying patterns and insights that may escape human detection.  This capability can lead to earlier and more accurate screening and diagnoses, personalized treatment plans and improved patient outcomes.  AI can also streamline administrative tasks, reducing healthcare costs and improving operational efficiencies.  Importantly, AI-powered technologies can enhance patient engagement, provide 24/7 support and help individuals manage their health proactively.  AI’s potential to transform the medical field is undeniable, offering promise of more efficient, accessible and effective healthcare for all.

NHYF has executed a Memorandums of Understanding to evaluate investment in and/or the further development of an AI-powered facial analysis technology to objectively screen for Post Traumatic Stress Disorder (PTSD). The facial analysis software (FDI) is a proprietary facial screening process that captures, analyzes, and interprets facial data and provides an immediate evaluation of a patient’s personal, physical, and psychological health condition.  The MOU establishes an initial framework for collaboration to determine the development of the FDI minimal viable product.

This medical technology comprises of Western medical practice, Chinese (Mien Shiang) and Japanese (Bo Shin) protocols. The science application was traditionally used to determine weakness long before blood tests, x-rays, MRIs, and current day cellular analysis were available.  US-based Dr. Todd Frisch and Dr. Abbie Belliston have developed the method to fully read and interpret the data collected, allowing for easy and immediate actionable intelligence. Dr. Frisch has over four decades of clinical experience using this technique as an aid to diagnosis. NHYF and FDI have agreed to undertake a feasibility study (subject to adequate funding) to confirm the accuracy and efficacy of the method, after which an AI-based screening program and a minimal viable product will be developed. The initial feasibility study will consist of approximately 60 patients, followed by a validation study of approximately 300-500 patients. The facial analysis software will offer a proprietary facial screening process that will capture, analyze, and interpret facial data that can be used in comprehensive protocols designed to evaluate a patient’s personal, physical, and psychological health condition.

Traditional physical and psychological medical treatments can take months to evaluate normal signs of PTSD. The FDI process begins with using a handheld digital scanning device (i.e. mobile phone) to digitally screen the user’s face and then create a digital report of a patient’s current mental health condition. The report is then streamlined to the user and potentially their medical practitioner, with accurate, cost-effective, and high-quality assessments. The screening can be completed in the matter of seconds instead of multiple visits to a clinician.

2.Non-clinical Division: Direct-to-consumer innovative Anti-anxiety nutraceutical product.

Anxiety has become a pervasive issue in American society today, affecting individuals of all ages and backgrounds.  According to data from the National Institute of Mental Health (NIMH), anxiety disorders are amongst the most common mental health disorders in the United States, with an estimated 19.1% of adults experiencing anxiety in any given year. The COVID-19 pandemic has exacerbated this prevalence, as the uncertainties and stressors associated with the pandemic have contributed to heightened levels of anxiety. Addressing the prevalence of anxiety in American society - in a natural, organic way - is fundamental for promoting mental wellbeing and ensuring a better quality of life for millions of individuals.

The Company will promote and sell a natural, food-based anti-anxiety product, known as “Healing Force - Anxiety Relief” (HFAR). HFAR has been developed by a highly-respected U.S. Medical School Associated Senior Research Scientist and Physician Consultant familiar with natural products, specifically with natural products that have been designed to nutritionally address the symptoms of anxiety.

NHYF has a methodical approach to the commercialization of the HFA, including Direct Response TV Marketing, Internet Marketing and other digital content to engage audiences in a unique way.  No medium reaches as many people as television and the Internet. As such, the Company shall launch its initial marketing efforts for HFA through television infomercial and Internet/social marketing that will create brand recognition. Social marketing will include Facebook, X (Twitter), Instagram, TikTok and YouTube.  Digital media Influencers and Bloggers will also be engaged.  The Company will have a strong Call-To-Action driving the consumer to its website landing page with purchase options.

A separate compliance page will be designed for Amazon and YouTube marketing with videos and images; and a media budget to raise awareness of HFAR. Brand Monitoring Strategies will be deployed to reveal important methods to monitor exactly what people are saying about HFAR via social media platforms.

Employees

As of the date of this Offering Circular, the Company has 1 employee. There is no collective agreement between the Company and its employees. The employment relationship between employees and the Company is individual and standard for the industry.

Properties

Our corporate offices are located at 30 N Gould St Ste 5835 Sheridan, WY 82801.

Legal Proceedings

The Company currently has no litigation pending, threatened or contemplated, or unsatisfied judgments. From time to time, we may be a party to legal proceedings incidental to the normal course of our business including the enforcement of our rights under contracts with purchasers and suppliers.

DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers and Directors

The following table contains information with respect to our directors and executive officers. To the best of our knowledge, none of our directors or executive officers have an arrangement or understanding with any other person pursuant to which he or she was selected as a director or officer. There are no family relationships between any of our directors or executive officers. Directors serve one-year terms. Our executive officers are appointed by and serve at the pleasure of the Board of Directors.

Name	Age	Position(s)	Date of Appointment
Giacinto Claudio Solitario	65	Sole Officer/Director	August 4, 2023

Giacinto Claudio Solitario

Mr Giacinto Claudio Solitario brings 30 years of experience in the development of new and emerging technology, with a deep understanding of licensing and commercialization of intellectual property.

He started his career in Australia with one the of the world’s largest financial and accounting firms, Ernst & Young.  As such he has an extensive financial background.  Early in his career, Mr. Solitario moved into general management, with particular emphasis on the development and commercialization of intellectual property.  He has served on a number of Boards for both private and publicly listed companies that span across industries such as automotive technology, horticulture, primary production, biotechnology, telecommunications and in recent years, medical technology research and development.

He has also lead many capital raising teams throughout his career for a number of companies having raised a significant amount of capital in the debt and equity markets, including structured finance.

In more recent years, Mr. Solitario was founder, Chairman, CEO and major shareholder of Medibio Ltd, a company listed on the Australian Stock Exchange.  Medibio is pioneering the use of objective, biological measures to aid in the early identification and screening of mental health conditions such as depression.  During his long association with the Company, Mr. Solitario oversaw its growth from inception to a valuation of approximately AU$50M and until his departure in June 2022, where he was instrumental in bringing the company’s technology to the doorstep of the FDA.

Family Relationships.

There are no family relationships between any of our directors or executive officers.

Director Independence

Our board of directors consists of one director, Giacinto Claudio Solitario (CEO), who is not “independent” as defined under the rules of OTC Markets, which is defined generally as a person other than an executive officer or employee who does not have a relationship that, in the opinion of our board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Audit Committee

We do not currently have an audit committed.

Compensation Committee

We do not currently have a compensation committee.

EXECUTIVE COMPENSATION

Executive Officer Compensation

The following table presents summary information regarding the total compensation awarded to, earned by and paid to our named executive officers for the years ended December 31, 2023 and 2022:

	Year	Salary	Stock Awards (1)(2)	Options Awards (1)(2)	All other compensation (3)	Total
Giacinto Claudio Solitario Chief Executive Officer
	2024	$75,000	$-	$-	$-	$75,000
	2023	$150,000	$-	$-	$-	$150,000
	2022	$-	$-	$-	$-	$-

(1)Represents the aggregate grant date fair value of the shares of NHYF common stock or option awarded as determined under Financial Accounting Standards Board Accounting Standards Codification Topic No. 718-20, Awards Classified as Equity. For information, regarding the valuation of these awards, including assumptions, refer to the Financial Statements as a part of this filing.

(2)The grant date fair value of the performance award options, and restricted common stock included in the column is the awarded employment agreement terms determined as of the grant date.

(3)All Other compensation represents commissions and fringe benefits including car allowance and health care reimbursement.

Outstanding Equity Awards at June 30, 2024

We do not have any equity compensation plans and therefore no equity awards are outstanding as of June 30, 2024.

Bonuses and Deferred Compensation

We do not have any deferred compensation or retirement plan. Bonuses, if any, are incorporated into employment agreements. All decisions regarding compensation are determined by our Board of Directors.

Options and Stock Appreciation Rights

As of June 30, 2024, no options have been issued.

Payment of Post-Termination Compensation

We do not have change-in-control agreements with our director or executive officer.

Employment Agreements

The Company does not currently have any employment or compensation agreements with employees as of the date of this filing.

Director Agreements

The Company does not currently have any compensation agreements with members of the Board of Directors as of the date of this filing.

Board of Directors

Our directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Our officers are elected by and serve at the discretion of the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The listed below transactions involve related parties as follows:

•Giacinto Claudio Solitario - CEO, chairman, president, secretary, treasurer

The Company’s operations are being funded by its CEO and Preferred Shareholder, Mr. Solitario.  Mr Solitario has contributed a total of $110,744 to cover operating expenses of the Company. This amount was reduced to $97,664 as of June 30, 2024. Mr Solitario provides the funds on an interest-free basis and repayable as and when the Company has sufficient funds to do so. In addition, Mr Solitario earned $75,000 in compensation expense during the six months ended June 30, 2024, which is included in accounts payable on the accompanying balance sheet. These transactions are not necessarily indicative of what third parties would agree to.

DESCRIPTION OF SECURITIES

The following description summarizes important terms of the classes of our capital. Because this is a summary description, it does not contain all of the information that may be important to you. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated of incorporation, and our amended and restated bylaws, or our bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part, as well as the applicable provisions of the Florida General Corporations Law.

Under our amended and restated certificate of incorporation we are authorized to issue 2,000,000,000 shares of common stock, as well as 10,000,000 shares of preferred stock, $0.001 par value each. The following description summarizes certain terms of our capital stock as set out more particularly in our amended and restated certificate of incorporation. Because it is only a summary, it may not contain all the information that is important to you.

Common Stock

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of common stock will vote together as a single class on all matters submitted to a vote of stockholders except as required by law. Unless specified in our amended and restated certificate of incorporation, or as required by applicable provisions of the Florida Statutes or applicable stock exchange rules, the affirmative vote of a majority of shares of common stock that are voted is required to approve any such matter voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor.

In the event of a liquidation, dissolution or winding up of the Company, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights.

Dividends

We do not intend to pay cash dividends to the holders of our common stock. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors at such time. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Preferred Stock

Our charter authorizes us to issue up to 10,000,000 shares of preferred stock. 200 Series A Preferred shares are designated, issued and outstanding as of the date of this prospectus. On the other hand, 2 Series B Preferred Stock shares are designated, issued and outstanding as of the date of this prospectus. Each share of Series A Preferred Stock has voting rights equal to four times the sum of (a) all shares of Common Stock issued and outstanding at the time of voting; plus (b) the total number of votes of all other classes of preferred stock which are issued and outstanding at the time of voting; divided by (c) the number of shares of Series A Preferred Stock issued and outstanding at the time of voting. The Series A Preferred Stock continues to have no conversion, liquidation, or dividend rights.

Each share of Series B Preferred Stock is convertible into 4.99% shares of Common Stock, and are not entitled to receive dividends and have no voting rights.

Listing

Our common stock is listed on OTC Markets under the symbol “NHYF.”

Transfer Agent

Our transfer agent is Pacific Stock Transfer Co. (a Securitize Company).

SELLING STOCKHOLDERS

The selling stockholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus and any accompanying prospectus supplement. As used in this prospectus, the term “selling stockholder” includes the persons listed in the table below, together with any additional selling stockholders listed in a subsequent amendment to this prospectus, and their pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the selling stockholders’ interests in the securities, other than through a public sale. Except for the ownership of the Convertible Notes, the selling stockholders have not had any material relationship with us within the past three years.

Except as set forth in the footnotes below, the following table sets forth certain information as of October 22, 2024 regarding the beneficial ownership of the securities by the selling stockholders and the securities being offered by the selling stockholders. The applicable percentage ownership of the common stock is based on 316,496,511 shares outstanding as of October 22, 2024. The selling stockholders may offer and sell some, all or none of securities.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security, or has the right to acquire such powers within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned securities.

Selling Stockholders	Beneficial Ownership Before the Offering(1)	Number of Shares Being Offered	Percentage of Ownership After the Offering
Quick Capital, LLC	364,496,5112)	364,142,854	*

* Less than 1%.

(1)Based on 316,496,511 shares of common stock outstanding as of the date of this prospectus.

(2)Includes up to 2,202,322 shares of common stock issuable upon conversion of the Note and 64,732 shares of common stock issued as Commitment Shares. John Chen and Liam Sherif each have voting and dispositive power over the shares held by or issuable to Quick Capital, LLC. Messers Chen and Sherif disclaim beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The principal business address of Quick Capital, LLC is 228 Park Ave S PMB 57033, New York, NY, 10003-1502.

PLAN OF DISTRIBUTION

The selling stockholders will pay all incremental selling expenses relating to the sale of their shares of common stock, including underwriters’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the selling stockholders. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, Nasdaq Stock Market listing fees and fees and expenses of our counsel and our accountants.

The shares of common stock beneficially owned by the selling stockholders covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The selling stockholders may sell their shares of common stock by one or more of, or a combination of, the following methods:

•purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•through trading plans entered into by a selling stockholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•to or through underwriters or broker-dealers;

•in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•in privately negotiated transactions;

•through a combination of any of the above methods of sale; or

•any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities covered hereby, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that each selling stockholder inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. We will pay certain fees and expenses incurred by us incident to the registration of the securities.

Because the selling stockholders will or may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We are requesting that each selling stockholder confirm that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

We intend to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by JDT Legal, West Jordan, Utah.

EXPERTS

The financial statements of the Company as of December 31, 2023 and 2022 and for the years then ended, appearing in this prospectus have been audited by Astra Audit & Advisory LLC, an independent registered public accounting firm, as set forth in their report thereon, which includes an explanatory paragraph as to our ability to continue as a going concern,  appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this prospectus is a part, on Form S-1 with the SEC relating to the securities being offered. This prospectus does not contain all of the information in the registration statement and the exhibits included with the registration statement. For further information pertaining to us and the securities to be sold in this offering, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or documents. You can read our SEC filings, including the registration statement, on the internet at the SEC’s website. The address of that site is http://www. sec. gov.

Upon a declaration of effectiveness of this S-1 and the subsequent filing of Form 8-A12G, we will be subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, we will file reports, proxy and information statements and other information with the SEC. Such annual, quarterly and special reports, proxy and information statements and other information may be inspected and copied at the locations set forth above. We may also make these documents publicly available, free of charge, on our website at www.nhyf.net after the filing of such documents with the SEC. Information on, or accessible through, our website is not part of this prospectus.

NATURAL HARMONY FOODS, INC.

BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2024	2023
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash	$3,724	$100
Prepayments (Note 4)	110,000	-
Total assets	$113,724	$100

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$422,069	$334,050
Advances from related party	97,664	110,744
Accrued interest	1,278	-
Convertible note, net of $41,617 debt discount (Note 5)	13,939	-
Derivative liability	69,409	-
Total current liabilities	604,359	444,794
Total Liabilities	$604,359	$444,794

Commitments and contingencies (Note 6)

Stockholder’s deficit
Preferred stock, $0.001 par value, 10,000,000 shares authorized;
Preferred stock 2023 Series A: 200 shares authorized, issued and outstanding	-	-
Preferred stock Series B: 2 shares authorized, issued and outstanding	-	-
Common stock, $0.001 par value; 600,000,00 shares authorized 316,496,511 issued and outstanding at June 30, 2024 and 386,138,196 issued and outstanding at December 31, 2023	386,138	386,138
Additional Paid-In Capital	2,287,034	2,089,475
Accumulated deficit	(3,094,165)	(2,920,307)
Total stockholders’ deficit	(490,635)	(444,694)
Total liabilities and stockholders’ deficit	$113,724	$100

The accompanying notes are an integral part of these financial statements

NATURAL HARMONY FOODS, INC.

STATEMENT OF OPERATIONS

(Unaudited)

	Six Months Ended June 30,
	2024	2023

Revenues	$-	$-
Cost of goods sold	-	-
Gross profit	-	-

Operating expenses:
Professional fees	-	-
Management fees, related party	(75,000)	-
General and administrative expenses	(46,315)	-
Total operating expenses	(121,315)	-

Other Income (Expense)
Interest expense	(1,278)	-
Loss on fair value of derivative	(37,326)	-
Amortization expense	(13,939)	-
Total Other Income (Expense)	(52,543)	-

Loss before income tax	173,858	-

Income tax benefit (expense)	-	-

Net loss	(173,858)	-

Basic and diluted loss per share	$(0.00)	$(0.00)

Weighted average number of shares outstanding, basic and diluted	351,317,354	386,138,196

The accompanying notes are an integral part of these financial statements

NATURAL HARMONY FOODS, INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE YEAR DECEMBER 31, 2023 AND SIX MONTHS ENDED JUNE 30, 2024

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total
Balance, December 31, 2022	-	$-	386,138,196	$386,138	$2,063,070	$(2,449,208)	$-
Series A Preferred Stock issued for board services	200	-	-	-	25,000	-	25,000
Series B Preferred Stock issued for board services	2	-	-	-	1,405	-	1,405
Net loss	-	-	-	-	-	(471,099)	(471,099)
Balance, December 31, 2023	202	-	386,138,196	386,138	2,089,475	(2,920,307)	(444,694)

Issues of Common Stock for services	-	-	29,000,000	29,000	90,090	-	119,090
Issuance of Common Stock for exercise of warrants	-	-	-	-	8,827	-	8,827
Cancellation of Common Stock	-	-	(98,641,685)	(98,642)	98,642	-	-
Net loss	-	-	-	-	-	(173,858)	(173,858)
Balance, June 30, 2024	202	$-	316,496,511	$316,496	$2,287,034	$(3,094,165)	$(490,635)

The accompanying notes are an integral part of these financial statements

NATURAL HARMONY FOODS, INC.

STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(173,858)	$-
Adjustments to Reconcile Net Loss to Net Cash from Operating Activities:
Loss on fair value of derivative	37,296	-
Amortization of debt discount	13,969	-
Changes in operating assets and liabilities:
Increase in Prepayments	(110,000)	-
Increase in Accrued interest	1,278	-
Increase in Accounts payable and accrued liabilities	88,019	-
Net cash used in operating activities	$(143,296)	$-

CASH FLOWS FROM FINANCING ACTIVITIES:
Additional paid-up capital	110,000	-
Advances from related party	(13,080)	-
Advance from Promissory Note	50,000	-
Net cash provided by financing activities	146,920	-

NET INCREASE IN CASH	3,624	-
CASH, BEGINNING OF PERIOD	100	-
CASH, END OF PERIOD	$3,724	$-

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest expense	$-	$-
Cash paid for income taxes	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES
Debt discount from derivative liabilities	$41,617	$-

The accompanying notes are an integral part of these financial statements

NATURAL HARMONY FOODS, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

1.Nature of operations

Natural Harmony Foods, Inc. (the Company) aims to develop Artificial Intelligence-based medical technology to improve patient outcomes.  Artificial Intelligence can analyze vast amounts of medical data and can identify patterns and insights that may escape human detection.  This capability may lead to earlier and more accurate diagnoses and improved patient outcomes.  The Company also aims to market nutritional supplements known as nutraceuticals that may assist in the long-term management of health and wellness.

2.Summary of significant accounting policies

Basis of Presentation

The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (GAAP) and reflect all normal recurring adjustments necessary to present fairly the financial position, results of operations, and cash flows for the interim periods presented. The results of operations for the six months ended June 30, 2024, are not necessarily indicative of the results that may be expected for the full year ending December 31, 2024. These unaudited interim financial statements should be read in conjunction with the audited financial statements and the notes thereto.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant assumptions and estimates relate to the valuation of equity issued for services. Actual results could differ from these estimates.

Revenue Recognition

The Company is pre-revenue, however, the Company will recognize revenue when received in accordance with Accounting Standards Update (“ASU”) 2014-09, “Revenue from contracts with customers,” (Topic 606). Revenue is recognized when a customer obtains control of promised goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods. The Company applies the following five-step model in order to determine this amount: (i) identification of the promised goods in the contract; (ii) determination of whether the promised goods are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation.

The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. Once a contract is determined to be within the scope of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606 at contract inception, the Company reviews the contract to determine which performance obligations the Company must deliver and which of these performance obligations are distinct. The Company expects to recognize revenues as the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied.

Fair Value Measurements and Fair Value of Financial Instruments

The Company adopted ASC Topic 820, Fair Value Measurements. ASC Topic 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1:Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2:Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3:Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The estimated fair value of certain financial instruments, including all current liabilities are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Fair Value of Financial Instruments

ASC subtopic 825-10, Financial Instruments (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The carrying value of cash, accounts payable and advances from related party when reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed. The Company follows ASC subtopic 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”) and ASC 825-10, which permits entities to choose to measure many financial instruments and certain other items at fair value.

Convertible Debentures

The Company adopted the guidance in Accounting Standards Updated (“ASU”) 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity on July 1, 2022. ASU 2020-06 simplifies an issuer’s accounting for convertible instruments and its application of the derivatives scope exception for contracts in its own equity. Additionally, ASU 2020-06 removes the requirements for accounting for beneficial conversion features. The Company adopted ASU 2020-06 utilizing the modified retrospective method, which resulted in an immaterial impact to the Company. Prior to adoption of ASU 2020-06, if the conversion features of conventional convertible debt provided for a rate of conversion that is below market value at issuance, this feature was characterized as a beneficial conversion feature (“BCF”).

Derivative Liability

The Company evaluates convertible instruments, options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under ASC Topic 815, “Derivatives and Hedging”. The result of this accounting treatment is that the fair value of the derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as other income (expense). Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity that become subject to reclassification under ASC Topic 815, are reclassified to liabilities at the fair value of the instrument on the reclassification date.

Cash and Cash Equivalents

For the purposes of the Statements of Cash Flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss, capital loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax benefits as a component of general and administrative expenses. Our federal tax return and any state tax returns are not currently under examination.

The Company has adopted FASB ASC 740-10, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually from differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Net Income (Loss) Per Common Share

The Company computes loss per common share, in accordance with FASB ASC Topic 260, Earnings Per Share, which requires dual presentation of basic and diluted earnings per share. Basic income or loss per common share is computed by dividing net income or loss by the weighted average number of common shares outstanding during the period. Diluted income or loss per common share is computed by dividing net income or loss by the weighted average number of common shares outstanding, plus the issuance of common shares, if dilutive, that could result from the exercise of outstanding stock options and warrants.  Dilutive common shares at June 30,2024 are 41,666,250.  6,845,408 were not considered in the earnings per share calculation because they were anti-dilutive.

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Subsequent Events

In accordance with ASC 855, Subsequent Events, the Company evaluated subsequent events through the consolidated financial statements that were available for issue.

3.Going concern

The accompanying financial statements have been prepared on a going concern basis. For the six months ended June 30, 2024, the Company had a net loss of $173,858,  had  $490,635 working capital deficit, accumulated deficit of $ 3,094,165 and stockholders’ deficit of $ 490,635. These matters raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the date of this filing. The Company’s ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due, to fund possible future acquisitions, and to generate profitable operations in the future. Management plans to provide for the Company’s capital requirements by continuing to issue additional equity and debt securities. The outcome of these matters cannot be predicted at this time and there are no assurances that, if achieved, the Company will have sufficient funds to execute its business plan or generate positive operating results. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

To help mitigate the abovementioned going concern risk:

On October 21, 2023, the Company entered into a Securities Purchase and Subscription Agreement with Global Corporate Finance Inc. (“GCF”), an esteemed private family office located in New York City, to provide working capital that will underpin the Company’s growth.  The Securities Purchase and Subscription Agreement will enable the Company to draw up to US$5,000,000 at its discretion over a period of 30 months.  In return for each drawdown, the Company will issue common stock at a discount of 9% to the Company’s average daily volume weighted stock price during the five (5) consecutive trading days immediately preceding the date of the Company’s drawdown request.  This agreement is subject to the Company being able to deliver Deposit Withdrawal at Custodian stock to GCF.  As  of June 30, 2024 the Company had not drawn down on the Share Purchase and Subscription Agreement with Global Corporate Finance Inc.  As at the date of this report, the Company is yet to draw down on this facility.

Also refer to Note 5 - Convertible Note.

4.Prepayments

Prepayments represent prepaid corporate marketing and promotional services to be delivered over the next 12 months.

5Convertible Note

On April 22, 2024, we executed the Purchase Agreement with Quick Capital, LLC (the “Investor”). Pursuant to the terms and conditions of the Purchase Agreement, the Investor agreed to purchase (the “Financing”) from us an unsecured convertible note in the aggregate principal amount of up to $555,555.55 (the “Note”).

The Purchase Agreement contemplates funding of the investment across multiple tranches. At the first closing (the “Initial Closing”) a Note in the aggregate principal amount of $55,555.55 was issued upon the satisfaction of certain customary closing conditions in exchange for aggregate gross proceeds of $50,000, representing an original issue discount of 10%. On such date (the “Initial Closing Date”), we also issued the Investor 7,000,000 shares of common stock as commitment shares (the “Commitment Shares”).  The Notes will mature 9 months from their respective issuance date (the “Maturity Date”), unless earlier converted. The Notes that remain outstanding at maturity are secured by shares of our Series A Preferred stock held by our CEO. The Notes accrue interest at the rate of 12% per annum. The interest rate of the Notes will automatically increase to 24% per annum (the “Default Rate”) upon the occurrence and continuance of an event of default. Conversion at Option of Investor. The Investor may convert all, or any part, of the outstanding Notes, at any time at such holder’s option, into shares of our common stock at a “Conversion Price” of $0.002 per share, or 70% of the average of the two lowest trading prices for the Common Stock during the twenty (20) trading day period ending on the latest complete trading day prior to the conversion date.  The Investor shall not have the right to convert any portion of a Note to the extent that, after giving effect to such conversion, the Investor would beneficially own in excess of 4.99%, or the “Maximum Percentage”, of shares of our common stock outstanding immediately after giving effect to such conversion.

6.Commitments and contingencies

During the normal course of business, the Company may be exposed to litigation. When the Company becomes aware of potential litigation, it evaluates the merits of the case in accordance with FASB ASC 450-20-50, Contingencies. The Company evaluates its exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If the Company determines that an unfavorable outcome is probable and can be reasonably estimated, it establishes the necessary accruals. As of June 30, 2024 and December 31, 2023, the Company is not aware of any contingent liabilities that should be reflected in the financial statements.

7.Related party transactions

The Company’s operations are being funded by its CEO and Preferred Shareholder, Mr. Solitario.  Mr Solitario has contributed a total of $110,744 to cover operating expenses of the Company. This amount was reduced to $97,664 as of June 30, 2024. Mr Solitario provides the funds on an interest-free basis and repayable as and when the Company has sufficient funds to do so. In addition, Mr Solitario earned $75,000 in compensation expense during the six months ended June 30, 2024, which is included in accounts payable on the accompanying balance sheet.  These transactions are not necessarily indicative of what third parties would agree to.

8.Derivative Financial Instrument

The Company’s convertible promissory notes gave rise to derivative financial instruments. The notes embodied certain terms and conditions that were not clearly and closely related to the host debt agreement in terms of economic risks and characteristics. These terms and features consist of the embedded conversion option.

The following tables summarize the components of the Company’s derivative liabilities and linked common shares as of June 30, 2024 and December 31, 2023 and the amounts that were reflected in income related to derivatives for the period ended.

December 31, 2023
The financings giving rise to derivative financial instruments	Indexed Shares	Fair Values
Embedded derivatives	-	$-
Total	-	$-

	June 30, 2024
The financings giving rise to derivative financial instruments	Indexed Shares	Fair Values
Embedded derivatives	28,450,965	$69,409
Total	28,450,965	$69,409

The following table summarizes the effects on the Company’s gain (loss) associated with changes in the fair values of the derivative financial instruments by type of financing for the three and six months ended June 30, 2024 and 2023:

	For the Three Months Ended
	June 30, 2024	June 30, 2023
Embedded derivatives	$41,070	$-
Loss on issuance of derivative	(78,396)	-
Total gain (loss)	$(37,326)	$-

	For the Six Months Ended
	June 30, 2024	June 30, 2023
Embedded derivatives	$41,070	$-
Loss on issuance of derivative	(78,396)	-
Total gain (loss)	$(37,326)	$-

9.Fair Value Measurement

The Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures,” which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalent, accounts payable and accrued liabilities are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments. The carrying amounts of short and long term credit obligations approximate fair value because the effective yields on these obligations, which include contractual interest rates taken together with other features such as concurrent issuances of warrants and/or embedded conversion options, are comparable to rates of returns for instruments of similar credit risk.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 - quoted prices in active markets for identical assets or liabilities

Level 2 - quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 - inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

The derivative liability in connection with the conversion feature of the convertible debts and warrants, classified as a level 3 liability, are the only financial liabilities measured at fair value on a recurring basis.

The following table summarizes fair value measurement by level at June 30, 2024 and December 31, 2023, measured at fair value on a recurring basis:

	June 30, 2024	December 31, 2024
	(Unaudited)	(Audited)
Derivative Liabilities
Level 1	$-	$-
Level 2	$-	$-
Level 3	$69,409	$-

10.Equity

Preferred Stock

The Company has 10,000,000 Shares of Preferred Stock authorized, and 202 Shares of Preferred Stock issued and outstanding with a par value of $0.001.

2023 Series A - The Series A Preferred has the following designations:

•Each share of preferred stock is convertible into 10,000,000 shares of common stock.

•The holders are not entitled to receive dividends.

•Voting: The holder of this Series of Preferred shall vote with other classes on a converted share basis of 10,000,000 votes per share of preferred stock.

Series B - The Series B Preferred has the following designations:

•Each share of preferred stock is convertible into 4.99% shares of common stock.

•The holders are not entitled to receive dividends.

•Voting: The holders voting rights on a converted basis.

11.Subsequent Events

The articles of incorporation was amended to increase in the number of authorized shares to 2,000,000,000 effective August 7, 2024.

Other than the above, In accordance with ASC 855-10 management has performed an evaluation of subsequent events through October 15th, 2024, the date that the financial statements were available to be issued, and did not identify any subsequent events requiring disclosure.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Natural Harmony Foods. Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Natural Harmony Food s. Inc. (the “Company”) as of December 31, 2023 and 2022, and the related statements of operations, stockholders’ deficit and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31.2023, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements. the Company has no current operations or cash flow. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Dur responsibility is to express an o pinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reason and assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly. we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Astra Audit & Advisory LLC

We have served as the Company’s auditor since 2024.

Tampa. Florida

July 19, 2024

NATURAL HARMONY FOODS, INC.

BALANCE SHEETS

	December 31,	December 31,
	2023	2022
ASSETS
Current assets
Cash	$100	$-
Total assets	$100	$-

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$334,050	$-
Advances from related party	110,744	-
Total current liabilities	444,794	-
Total Liabilities	$444,794	$-

Commitments and contingencies (Note 4)

Stockholder’s deficit
Preferred stock, $0.001 par value, 10,000,000 shares authorized;
Preferred stock 2023 Series A: 200 shares authorized, issued and outstanding	-	-
Preferred stock Series B: 2 shares authorized, issued and outstanding	-	-
Common stock, $0.001 par value; 600,000,00 shares authorized 386,138,196 issued and outstanding	386,138	386,138
Additional Paid-In Capital	2,089,475	2,063,070
Accumulated deficit	(2,920,307)	(2,449,208)
Total stockholders’ deficit	(444,694)	-
Total liabilities and stockholders’ deficit	$100	$-

The accompanying notes are an integral part of these financial statements

NATURAL HARMONY FOODS, INC.

STATEMENT OF OPERATIONS

	For the Years ended December 31,
	2023	2022

Revenues	$-	$-
Cost of goods sold	-	-
Gross profit	-	-

Operating expenses:
Professional fees	(75,000)	-
Management fees, related party	(150,000)	-
General and administrative expenses	(246,099)	-
Total operating expenses	(471,099)	-

Income tax benefit (expense)	-	-

Net loss	(471,099)	-

Basic and diluted loss per share	$(0.00)	$0.00

Weighted average number of shares outstanding, basic and diluted	386,138,196	386,138,196

The accompanying notes are an integral part of these financial statements

NATURAL HARMONY FOODS, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2023 AND DECEMBER 31, 2022

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total
Balance, December 31, 2021	-	$-	386,138,196	$386,138	$2,063,070	$(2,449,208)	$-

Net loss	-	-	-	-	-	-	-
Balance, December 31, 2022	-	-	386,138,196	386,138	2,063,070	(2,449,208)	-

Series A Preferred Stock issued for board services	200	-	-		25,000	-	25,000
Series B Preferred Stock issued for board services	2	-	-	-	1,405	-	1,405
Net loss	-	-	-	-	-	(471,099)	(471,099)
Balance, December 31, 2023	202	$-	386,138,196	$386,138	$2,089,475	$(2,920,307)	$(444,694)

The accompanying notes are an integral part of these financial statements

NATURAL HARMONY FOODS, INC.

STATEMENTS OF CASH FLOWS

	For the Years ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(471,099)	$-
Adjustments to Reconcile Net Loss to Net Cash from Operating Activities:
Stock compensation	26,405	-
Changes in operating assets and liabilities:
Accounts payable	334,050	-
Net cash used in operating activities	$(110,644)	$-

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from related party	110,744	-

NET INCREASE IN CASH	100	-
CASH, BEGINNING OF PERIOD	-	-
CASH, END OF PERIOD	$100	$-

Supplemental disclosure of cash flow information
Cash paid for interest expense	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these financial statements

NATURAL HARMONY FOODS, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

1.Nature of operations

Natural Harmony Foods, Inc. (“the Company”), established in January 2004 and has been non-operational since 2008, now aims to develop Artificial Intelligence-based medical technology to improved patient outcomes. Artificial Intelligence can analyze vast amounts of medical data and can identify patterns and insights that may escape human detection. This capability may lead to earlier and more accurate diagnoses and improved patient outcomes.  The Company also aims to market nutritional supplements known as nutraceuticals that may assist in the long-term management of health and wellness.

2.Summary of significant accounting policies

Basis of Presentation

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. As of December 31, 2023 and 2022 the most significant assumptions and estimates relate to the valuation of equity issued for services. Actual results could differ from these estimates. As of December 31, 2023 and 2022, no such estimates and assumptions are required.

Revenue Recognition

The Company is pre-revenue, however, the Company will recognize revenue when received in accordance with Accounting Standards Update (“ASU”) 2014-09, “Revenue from contracts with customers,” (Topic 606). Revenue is recognized when a customer obtains control of promised goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods. The Company applies the following five-step model in order to determine this amount: (i) identification of the promised goods in the contract; (ii) determination of whether the promised goods are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation.

The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. Once a contract is determined to be within the scope of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606 at contract inception, the Company reviews the contract to determine which performance obligations the Company must deliver and which of these performance obligations are distinct. The Company expects to recognize revenues as the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied.

Fair Value Measurements and Fair Value of Financial Instruments

The Company adopted ASC Topic 820, Fair Value Measurements. ASC Topic 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1:Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2:Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3:Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The estimated fair value of certain financial instruments, including all current liabilities are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Cash and Cash Equivalents

For the purposes of the Statements of Cash Flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss, capital loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax benefits as a component of general and administrative expenses. Our federal tax return and any state tax returns are not currently under examination.

The Company has adopted FASB ASC 740-10, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually from differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Net Income (Loss) Per Common Share

The Company computes loss per common share, in accordance with FASB ASC Topic 260, Earnings Per Share, which requires dual presentation of basic and diluted earnings per share. Basic income or loss per common share is computed by dividing net income or loss by the weighted average number of common shares outstanding during the period. Diluted income or loss per common share is computed by dividing net income or loss by the weighted average number of common shares outstanding, plus the issuance of common shares, if dilutive, that could result from the exercise of outstanding stock options and warrants.  The Company has issued 200 Series A Preferred Stock, each convertible into 10,000,000 common stock and 2 Series B Preferred Stock, each convertible into 4.99% of common stock.  Refer to Note 8 for the terms and conditions of Series A and Series B Preferred Stock.  Neither Series A or Series B preferred stock has been included in the calculation of earnings per share.

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Subsequent Events

In accordance with ASC 855, Subsequent Events, the Company evaluated subsequent events through to the date when the financial statements were available for issue and advises the following:

On March 1st 2024, the Company, with the approval of the Circuit Court of Broward County, Florida t resolved to cancel 98,641,685 of its common stock in accordance with the Board’s strategy of optimizing its capital structure.  As a consequence, the company’s outstanding common stock was reduced from 407,138,196 to 309,496,511.

On April 22, 2024, we issued a convertible promissory note to Quick Capital, LLC in an amount up to $555,555.55 which bears interest at a rate of 12% and matures 9 months after the issue date. In conjunction with the issuance of the note, we issued Quick Capital, LLC a common stock purchase warrant exercisable into shares of Common Stock equal to 50% of the amount funded under the note and

7,000,000 shares of Common Stock as a commitment fee for entering into the transaction. On May 29, 2024 the Company drew down $50,000 from Quick Capital Inc as part of the convertible promissory note facility.

3.Going concern

The accompanying financial statements have been prepared on a going concern basis. For the year ended December 31, 2023, the Company had a net loss of $471,099, had a negative working capital of $444,694, an accumulated deficit of $2,920,307 and stockholders’ deficit of $444,694. These matters raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the date of this filing. The Company’s ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due, to fund possible future acquisitions, and to generate profitable operations in the future. Management plans to provide for the Company’s capital requirements by continuing to issue additional equity and debt securities. The outcome of these matters cannot be predicted at this time and there are no assurances that, if achieved, the Company will have sufficient funds to execute its business plan or generate positive operating results. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

To help mitigate the abovementioned going concern risk:

1.On October 21, 2023, the Company entered into a Securities Purchase and Subscription Agreement with Global Corporate Finance Inc. (“GCF”), an esteemed private family office located in New York City, to provide working capital that will underpin the Company’s growth.  The Securities Purchase and Subscription Agreement will enable the Company to draw up to US$5,000,000 at its discretion over a period of 30 months.  In return for each drawdown, the Company will issue common stock at a discount of 9% to the Company’s average daily volume weighted stock price during the five (5) consecutive trading days immediately preceding the date of the Company’s drawdown request.  This agreement is subject to the Company being able to deliver Deposit Withdrawal at Custodian stock to GCF.  As at December 31, 2023 the Company had not drawn down on the Share Purchase and Subscription Agreement with Global Corporate Finance Inc.  As at the date of this report, the Company is yet to draw down on this facility.

2.On April 22, 2024, we issued a convertible promissory note to Quick Capital, LLC in an amount up to $555,555.55 which bears interest at a rate of 12% and matures 9 months after the issue date. In conjunction with the issuance of the note, we issued Quick Capital, LLC a common stock purchase warrant exercisable into shares of Common Stock equal to 50% of the amount funded under the note and 7,000,000 shares of Common Stock as a commitment fee for entering into the transaction.  As at December 31, 2023 the Company had not drawn down on the convertible Promissory Note Agreement with Quick Capital LLC.  On May 29, 2024 the Company drew down $50,000 from Quick Capital Inc as part of the convertible promissory note facility.

4.Commitments and contingencies

During the normal course of business, the Company may be exposed to litigation. When the Company becomes aware of potential litigation, it evaluates the merits of the case in accordance with FASB ASC 450-20-50, Contingencies. The Company evaluates its exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If the Company determines that an unfavorable outcome is probable and can be reasonably estimated, it establishes the necessary accruals. As of December 31, 2023 and 2022, the Company is not aware of any contingent liabilities that should be reflected in the financial statements.

5.Related party transactions

The Company’s operations are being funded by its CEO and Preferred Shareholder, Mr. Solitario.  As at December 31, 2023 Mr Solitario has contributed $110,744 to cover operating expenses of the Company.  Mr Solitario provides the funds on an interest-free basis and repayable as and when the Company has sufficient funds to do so.  In addition, Mr Solitario earned $150,000 in compensation expense during the year ended December 31, 2023, which is included in Accounts Payable on the accompanying balance sheet.  The above transactions are not necessarily what third parties would have agreed to.

6.Income Taxes

The Company adopted the provisions of uncertain tax positions as addressed in ASC 740-10-65-1. As a result of the implementation of ASC 740-10-65-1, the Company recognized no increase in the liability for unrecognized tax benefits. As of December 31, 2023 the Company had net operating loss carry forwards of approximately $2,920,000 that may be available to reduce future years’ taxable income in varying amounts through 2030. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has not recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

The valuation allowance at December 31, 2023 was approximately $613,200.  The net change in valuation allowance during the year ended December 31, 2023 was approximately $99,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized.

The components of the net deferred tax asset (liability) at December 31, 2023 and 2022 and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are indicated below:

	December 31, 2023	December 31, 2022

Net operating loss carry-forward	$613,200	$514,300
Valuation Allowance	(613,200)	(514,300)
Net Deferred Tax Asset (Liability)	$-	$-

Income tax benefit resulting from applying statutory rates in jurisdictions in which we are taxed (Federal and State of Florida) differs from the income tax provision (benefit) in our financial statements. The following table reflects the reconciliation for the years ended December 31, 2023 and 2022:

	December 31, 2023	December 31, 2022

Benefit at federal and statutory rate	(21%)	(21%)
Change in valuation allowance	21%	21%
Effective tax rate	0%	0%

7.Change of Control

On August 4, 2023, Mr. Solitario purchased the controlling interest in the company from Synergy Management Group, LLC through Two Hundred (200) Series A Preferred Stock and one (1) Series B Preferred Stock.  On August 4, 2023, as part of the transaction Giacinto Claudio Solitario was elected as Director, CEO, CFO, President and Secretary and Benjamin Berry of Synergy Management Group, LLC resigned all positions with the Company.

8.Equity

Preferred Stock

The Company has 10,000,000 Shares of Preferred Stock authorized, and 202 Shares of Preferred Stock issued and outstanding with a par value of $0.001.

2023 Series A - The Series A Preferred has the following designations:

•Each share of preferred stock is convertible into 10,000,000 shares of common stock.

•The holders are not entitled to receive dividends.

•The holders have super voting rights, which entitles them to 60% of all votes including common stock entitled to vote at each meeting of stockholders.

•Voting: The holder of this Series of Preferred shall vote with other classes on a converted share basis of 10,000,000 votes per share of preferred stock.

2023 Series B - The Series B Preferred has the following designations:

•Each share of preferred stock is convertible into 4.99% shares of common stock.

•The holders are not entitled to receive dividends.

•Voting: The holders voting rights on a converted basis.

Synbio International, Inc.

Up to 364,142,854 Shares of Common Stock

______________________

PROSPECTUS

______________________

October 22, 2024

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common shares being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Securities and Exchange Commission registration fee	$205
Accountant’s fees and expenses	$12,500
Legal fees and expenses	$20,000
Transfer agent’s fees and expenses	$3,000
Miscellaneous	$10,000

Total expenses	$45,705

Item 14. Indemnification of Directors and Officers

Pursuant to our charter, the Company will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he/she is or was a director, officer, employee or agent of the Company against expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him/her in connection with such action, suit or proceeding, if he/she acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interest of the Company; provided that no indemnification shall be made in respect of any claim, issue or matter where he/she is adjudged to be liable for negligence or misconduct in the performance of his/her duty to the Company.

Item 15. Recent Sales of Unregistered Securities

There have been no sales of unregistered securities within the last three years, which would be required to be disclosed pursuant to Item 701 of Regulation S-K, except for the following:

On April 22, 2024, we executed a securities purchase agreement with Quick Capital, LLC. Pursuant to the terms and conditions of the securities purchase agreement, the investors agreed to purchase unsecured convertible notes from us in the aggregate principal amount of up to $555,555.55. The Investor may convert all, or any part, of the outstanding Notes, at any time at such holder’s option, into shares of our common stock at a “Conversion Price” of $0.002 per share, or 70% of the average of the two lowest trading prices for the Common Stock during the twenty (20) trading day period ending on the latest complete trading day prior to the conversion date.  Additionally, in connection with the execution of the purchase agreement, we issued an aggregate of 7,000,000 shares of our common stock as commitment shares (the “Commitment Shares”) to the Investor.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits.

(a) Exhibits.

INDEX TO EXHIBITS

		Filed	Incorporated by Reference
Exhibit No.	Description	Herewith(*)	Filing Type	Date Filed
3.1	Articles of Incorporation	*
3.2	Articles of Incorporation, as amended	*
3.3	Restated Bylaws	*
5.1	Opinion of JDT Legal, PLLC	*
10.1	Note Purchase Agreement (April 22, 2022) with Quick Capital LLC	*
10.2	Secured Convertible Promissory Note (April 22, 2024) with Quick Capital LLC	*
10.3	Security Agreement (April 22, 2024) between Quick Capital LLC and C. Solitario	*
10.4	Registration Rights Agreement (April 22, 2024) with Quick Capital LLC	*
10.5	Warrant (April 22, 2024) for Quick Capital LLC	*
23.1	Consent of Astra Audit & Advisory LLC	*
23.2	Consent of JDT Legal, PLLC (included in Exhibit 5.1)	*
107	Calculation of Registration Fee	*

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

A.Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on October 22, 2024.

Synbio International, Inc.

By:	/s/ Giacinto Claudio Solitario
Giacinto Claudio Solitario Chief Executive Officer and Director

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Giacinto Claudio Solitario	Chief Executive Officer and Director (Principal Executive Officer)	October 22, 2024
Giacinto Claudio Solitario

/s/ Giacinto Claudio Solitario	Principal Financial Officer and Principal Accounting Officer	October 22, 2024
Giacinto Claudio Solitario